Exhibit 10.14
AMENDMENT TO EMPLOYMENT CONTRACT
     THIS AMENDMENT TO EMPLOYMENT CONTRACT (“Amendment”) is entered into this 1st day of January, 2005, between Jeffrey Lubell, an individual (“Executive”) on the one hand, and True Religion Apparel, Inc., a Nevada corporation located at 1525 Rio Vista Avenue, Los Angeles, CA 90023 (the “Company”), on the other hand.
RECITALS
     A. WHEREAS, Executive and Gusana Explorations Inc. (predecessor to the Company) entered into an Employment Contract (the “Agreement”), dated June 20, 2003;
     B. WHEREAS, Section 10.2 of the Agreement provides the Company will pay to the Executive additional monthly compensation equal to three percent (3%) of net sales revenue received by the Company and its subsidiary Guru Denim, Inc.;
     C. WHEREAS, Executive and the Company have agreed to amend Section 10.2 to provide that the Company will pay to the Executive additional monthly compensation equal to one-and-a-half percent (1.5%) of net sales revenue received by the Company and its subsidiary Guru Denim, Inc.;
     D. WHEREAS, Section 15.2 of the Agreement provides that the Agreement may be amended or supplemented only by a written agreement signed by each party;
     NOW THEREFORE, Executive and the Company hereby agree as follows:
AGREEMENT
     1. Section 10.2 of the Agreement shall be amended in its entirety as follows:
     “Incentive Income
     In addition to base salary, the Company will pay to the Executive additional monthly compensation equal to one-and-a-half percent (1.5%) of net sales revenue received by the Company and its subsidiary Guru Denim, Inc. during the month immediately preceding payment, calculated monthly. For purposes of this Section 10.2, net sales revenue means income from sales of goods and services by Guru Denim, Inc., minus the cost associated with things like returned or undeliverable merchandise, bad debts and costs of collection (including factoring costs and the costs of borrowing money to cover for bad debts and aged receivables).”
     2. All other terms and conditions of the Agreement shall remain in full force and effect.
     3. This Amendment, along with the Agreement, contain all the terms and conditions agreed upon by the parties hereto regarding the subject matter of this Amendment and the Agreement. Any prior agreements, promises, negotiations, or representations, either oral or written, relating to the subject matter of this Amendment or the Agreement not expressly set forth in this Amendment or the Agreement are of no force or effect.
     4. Any waiver, alteration or modification of any of the terms of this Amendment shall be valid only if made in writing and signed by the parties hereto. Each party hereto, from time to time, may waive his/her or its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions under this Amendment.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

TRUE RELIGION APPAREL, INC.

By:	/s/ CHARLES LESSER

Charles Lesser
Its:	Chief Financial Officer

/s/ JEFFREY LUBELL

Jeffrey Lubell

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